UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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DSP GROUP, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
MICHAEL BORNAK
NORMAN J. RICE, III
NORMAN P. TAFFE

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of DSP Group, Inc., a Delaware corporation.

On May 24, 2013, Starboard Value LP issued the following press release:

STARBOARD ISSUES OPEN LETTER TO DSP SHAREHOLDERS

Responds to DSP’s Misleading Statements and Latest Attempt to Distract Shareholders From Their Record of Failure and Massive Destruction of Shareholder Value

Urges All Shareholders to Vote the WHITE Proxy Card Today to Elect Nominees Michael Bornak, Norman J. Rice, III, and Norman P. Taffe at Upcoming Annual Meeting

New York, NY – May 24, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of DSP Group, Inc. (“DSP” or “the Company”) beneficially owning approximately 10.1% of its outstanding common stock, today announced that it has sent a letter to the shareholders of DSP.  Starboard is urging shareholders to elect its three highly qualified and independent nominees, Michael Bornak, Norman J. Rice, III, and Norman P. Taffe, to serve on the Company’s board of directors at the upcoming 2013 Annual Meeting.  The full text of the letter is included below:

May 24, 2013

Open Letter to Shareholders of DSP Group, Inc.

Dear Fellow Shareholders:

CHANGE AT DSP IS NEEDED NOW

HELP US HOLD DSP’S BOARD ACCOUNTABLE FOR OVERSEEING MASSIVE DESTRUCTION OF SHAREHOLDER VALUE

STARBOARDS’ NOMINEES ARE EXTREMELY WELL QUALIFIED AND CAPABLE INDUSTRY VETERANS WITH TRACK RECORDS OF SUCCESS IN TURNING COMPANIES AROUND WHILE PRODUCING STRONG RETURNS FOR INVESTORS

VOTE THE WHITE PROXY CARD TODAY

Starboard Value LP, together with its affiliates (“Starboard”), currently beneficially owns approximately 10.1% of the outstanding common shares of DSP Group, Inc. (“DSP” or “the Company”), making us one of the Company’s largest shareholders.  We have nominated three highly qualified and independent director candidates – Michael Bornak, Norman J. Rice, III, and Norman P. Taffe (each a “Nominee” and, collectively, the “Nominees”) – for election to DSP’s Board of Directors (the “Board”) as Class I directors at the upcoming 2013 Annual Meeting (the “Annual Meeting”).  Our Nominees are running against the Company’s Class I director nominees, Eliyahu Ayalon, Zvi Limon, and Reuven Regev.  The Company recently proposed to elect Gabi Seligsohn as a Class II director at the Annual Meeting as well.  We are not nominating any individual to oppose Mr. Seligsohn.

The Annual Meeting is only a few weeks away.  We believe that this election presents DSP’s shareholders with a choice of two starkly different paths: either support DSP’s director nominees, including Chairman Ayalon (tenure 17 years) and Mr. Limon (tenure 14 years), who have overseen a massive destruction of shareholder value and have continued to pursue failed business strategies in the hope that, this time, things will be different; or give DSP new directors who are willing and able to examine the Company’s failures and who have a strong track record of turning around underperforming companies like DSP. We are seeking to elect capable individuals who will bring much needed accountability to a Board that is led by long-serving directors whose primary concern appears to be maintaining their stranglehold on the Company and its shareholders.  It is time for real change at DSP.

We are seeking your support to elect our Nominees because we believe that the Board has failed to represent the best interests of DSP’s shareholders.  Our Nominees are highly qualified, capable and ready to serve shareholders and to help make DSP a stronger, more profitable, and ultimately, more valuable company.

THE CURRENT BOARD HAS OVERSEEN A MASSIVE DESTRUCTION OF SHAREHOLDER VALUE

Under the direction of long-serving Board members like Messrs. Ayalon and Limon, DSP shareholders have suffered a huge decline in shareholder value.  DSP’s stock has dramatically underperformed broad market indices over almost any extended time period.  Over the past three and five-year periods, DSP’s stock underperformed the S&P IT Index (DSP’s peer group in its Form 10-K for the last several years) by 39.8% and 45.3%, respectively.  Over a 10-year period, DSP’s stock has declined by 63.1% and underperformed the S&P Information Index by 182.1%.  We believe this terrible performance is a direct result of DSP’s poor operating performance, poor capital allocation, and its inability to develop an effective business strategy.

DSP Group Historical Share Price Performance

	As of June 20, 2011
	Prior to Starboard’s involvement (1)				As of May 10, 2013
	1 Year	3 Year	5 Year	10 Year	1 Year	3 Year	5 Year	10 Year

DSP Group	25.7%	8.0%	-65.2%	-61.4%	30.4%	0.4%	-5.3%	-63.1%
Russell 2000 Index	19.7%	13.4%	24.6%	92.9%	25.0%	47.3%	45.5%	169.3%
S&P Information Technology Index (2)	8.6%	8.3%	33.2%	55.7%	9.7%	40.2%	40.0%	119.1%

Performance vs. Russell	6.1%	-5.4%	-89.8%	-154.3%	5.4%	-46.9%	-50.8%	-232.3%
Performance vs. S&P IT Index	17.2%	-0.3%	-98.4%	-117.1%	20.7%	-39.8%	-45.3%	-182.1%

(1) One day prior to public filing of Starboard’s initial Schedule 13D disclosing a 6.0% stake in DSP.
(2) S&P Information Technology index is peer group used in DSP’s Form 10-K.

Long-serving Board members like Messrs. Ayalon and Limon, who have served on the Board for 17 years and 14 years, respectively, are directly responsible for this massive destruction of shareholder value, and during his shorter tenure Mr. Regev has clearly stood with these directors.  By electing our Nominees, shareholders can ensure that the Board and management are held accountable for the Company’s failures and are dedicated to examining the Company’s business strategy and taking whatever actions are necessary to turn the Company around.

DSP HAS FAILED TO MANAGE ITS BUSINESS EFFECTIVELY, RESULTING IN POOR OPERATING PERFORMANCE AND MISSED EXPECTATIONS

From 2007 to 2012, DSP spent $557 million, or $26.65 per share, in R&D and acquisitions, yet over the same time period, revenue has declined by 35% and enterprise value has declined by 77%.1  We believe that this shocking lack of any measurable return for investors, despite the significant investment of time and resources, is a result of the Board’s failure to implement clear milestones for R&D projects and failure to focus on projects that will result in a positive risk adjusted return on invested capital over time.

Additionally, since 2007, DSP has consistently failed to generate positive operating income.  Despite having a significantly profitable core Digital Telephony business, from 2007 to 2012, DSP actually lost $20 million in operating income due to its investments in R&D and SG&A, which have shown little, if any, progress.

DSP Group Historical Operating Performance
$(in millions)
	2007	2008	2009	2010	2011	2012	2007-2012

Revenue	$248.8	$305.8	$212.2	$225.5	$193.9	$162.8	$1,348.9
Revenue Growth (Y/Y)	14.7%	22.9%	(30.6%)	6.3%	(14.0%)	(16.0%)	(34.6%)

Cost of Goods Sold	(148.1)	(191.8)	(133.6)	(137.6)	(123.7)	(101.7)	(836.4)
Gross Profit	100.7	114.0	78.6	87.9	70.1	61.1	512.5
Gross Margin	40.5%	37.3%	37.0%	39.0%	36.2%	37.6%	38.0%
Operating Expenses:
SG&A	$(33.7)	$(40.6)	$(33.1)	$(31.6)	$(29.4)	$(24.9)	$(193.2)
R&D	(58.5)	(73.9)	(56.1)	(55.6)	(53.2)	(42.5)	(339.9)
Operating Expenses	(92.2)	(114.4)	(89.3)	(87.1)	(82.7)	(67.4)	(533.1)

Operating Profit / (Loss)	$8.6	$(0.4)	$(10.7)	$0.8	$(12.5)	$(6.3)	$(20.6)

Operating Expenses as % of revenue
SG&A	(13.5%)	(13.3%)	(15.6%)	(14.0%)	(15.2%)	(15.3%)	(14.3%)
R&D	(23.5%)	(24.2%)	(26.5%)	(24.7%)	(27.5%)	(26.1%)	(25.2%)
Total Operating Expense	(37.0%)	(37.4%)	(42.1%)	(38.7%)	(42.6%)	(41.4%)	(39.5%)

_________________________
1 R&D and acquisition spending of $557 million measured from 2007 to 2012.  Revenue decline of 35% measured from 2007 to 2012.  Enterprise value decline of 77% measured from 2007 to May 10, 2013.  Enterprise value would have declined by approximately 98% if measured from 2007 to 2012.

Our independent Nominees will work with management to make sure that proposed investments have an identifiable market opportunity with a clear path toward generating profits and an acceptable return on investment over a reasonable time period.  They also will work to put in place clear milestones for new projects and hold management accountable for reaching these and other operating goals.

THE BOARD’S LEADERSHIP HAS SHOWED SHAREHOLDERS THAT THEY ARE UNWILLING TO CHANGE

In connection with the Company’s 2012 Annual Meeting, Starboard reached a settlement with DSP that provided for the nomination of two independent and highly qualified individuals for election to the Board, Thomas Lacey and Kenneth Traub.  Each of Messrs. Lacey and Traub has created substantial value for shareholders at companies where they have served in management positions or on the board of directors, and we believed that the Company would greatly benefit from their inclusion on the Board.  At the time of the settlement, it appeared that DSP’s leadership agreed.  In a press release announcing the settlement, DSP’s CEO said, “We look forward to welcoming the nominees as new Board members and believe they will be valuable contributors.”

Unfortunately, it soon became apparent to us that the Company’s leadership had no intention of abiding by the spirit of the settlement.  Despite their repeated requests, from their election to the Board more than one year ago until earlier this month, the Board REFUSED to put either of these two independent and highly qualified Board members on any Board committees.  The unfair and differential treatment of Messrs. Lacey and Traub by the Board is made crystal clear by the fact that EVERY DIRECTOR OTHER THAN LACEY AND TRAUB WAS A MEMBER OF AT LEAST ONE BOARD COMMITTEE LAST YEAR, when Gabi Seligsohn was appointed to the Board earlier this month he was named to the Compensation Committee IMMEDIATELY, and Mr. Traub is the ONLY BOARD MEMBER who has not been appointed to any Board committee.  Additionally, while Company policy provides that all directors are allowed to attend meetings of “standing committees”, it is our understanding that the Board regularly holds meetings of ad hoc special committees that do not qualify as “standing committees.”

Just as revealing, Messrs. Traub and Lacey, who are experienced veterans of numerous boards of directors, believed it was necessary for them to resort to the unusual step of refusing to sign the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 due to the Company’s insistence on including FALSE AND MISLEADING STATEMENTS about Messrs. Traub and Lacey in its disclosure despite their specific objections.

We believe that the Board’s actions regarding these two independent and highly respected directors shows that the Board’s leadership is entrenched and not interested in hearing or considering independent viewpoints.

DSP’s questionable governance and oversight is further highlighted by the Company’s press release dated May 22, 2013 announcing its intent to declassify its Board beginning in 2014, its intent for Patrick Tanguy to replace Eliyahu Ayalon as non-executive Chairman, and its intent to adopt a stock ownership policy for members of the Board.  While these actions appear to be a long overdue improvement in corporate governance, the manner in which they were announced clearly demonstrates a failure in corporate governance at DSP and is a cause for great concern.

In relation to these announcements, the Company’s press release states:

“A special meeting of the Company’s Board of Directors will be scheduled promptly to consider the proposed declassification of the Company’s Board of Directors beginning in 2014 and the election of Mr. Tanguy as non-executive Chairman of the Board.  At this meeting, the Board will also consider the establishment of stock ownership policy for members of the Board of Directors and the Company’s senior management…”

Based on this statement, it appears that these changes, which have already been publicly announced, were not reviewed and formally approved by the full Board.  We firmly believe that a well functioning Board should meet and discuss significant changes in corporate governance policy and changes to the leadership of the Board.

Yet, the Chairman of the Nomination & Corporate Governance Committee, Dr. Reuven Regev, states in the Company’s press release that, “… we believe these changes will be overwhelmingly endorsed by our Board of Directors.”

The Board’s public announcement to take significant action to change Board leadership and corporate governance policies, without going through the formal Board approval process, raises serious questions as to whether the Company is being governed in an appropriate and professional way and whether a subset of the Board is making decisions on behalf of the entire Board.

DSP CONTINUES TO DISSEMINATE FALSE AND MISLEADING INFORMATION TO SHAREHOLDERS

We believe that the Company continues to disseminate false and misleading information to shareholders in an effort to gain their support in this election contest.  Below, we include just a few excerpts of statements from the Company’s investor presentation dated May 13, 2013, its press release issued on May 15, 2013 and from its white paper issued on May 17, 2013 and we explain why we believe the statements to be false or misleading.

Misleading Statement – “Norman Rice, III…Managing Partner of Newcastle Capital Group, LLC, (NCM) a private equity firm with whom Starboard have a history of collaborating on activist activities and electing board nominees”

Reality – This statement is FALSE.  Starboard had no relationship with Mr. Rice or Newcastle Capital Group, LLC prior to its search for nominees for election to the Board at the Annual Meeting.

Misleading Statement – “DSP Group invests significantly less than its peers in R&D as a percentage of revenues, and the Company’s R&D efforts have been productive…Starboard’s claims that the Company overspends on R&D are simply incorrect when compared to the relevant set of peers”

Reality – We believe that DSP cherry-picked seven semiconductor companies, the majority of which have little if anything to do with DSP’s business, as a “peer group” for purpose of measuring R&D spending as a percentage of revenue.  Not only have we not seen this new “peer group” in the Company’s prior public disclosures, but only two of these companies are even listed in DSP’s latest Form 10-K as a competitor.  The truth is that DSP has dedicated a large amount of resources to R&D, but this spending has failed to produce any significant return for shareholders.  If DSP were to compare its R&D spending to its competitors listed in its 2012 Form 10-K, the results would show that DSP’s R&D spending as a percentage of revenue is substantially higher than its competitors:2

In addition, it is important to note that while DSP’s competitors spend approximately 6.4% less in R&D as a percentage of revenue, these competitors also have gross margins that are approximately 12% higher than DSP.  If we limit the comparison to DSP’s competitors listed in its 2012 Form 10-K that have similar gross margins to DSP (under 45%, compared to DSP at 38%), we find that DSP is spending 12% more in R&D as a percentage of revenue than these companies.

_________________________
2 Competitors sourced from DSP 2012 Form 10-K under header “Competition”.  Financial data for 2012 sourced from public company filings and Capital IQ.  Data for Atheros and Ralink prior to companies being acquired.

While DSP has spent substantially more than its competitors in R&D as a percentage of revenue, revenue growth has been non-existent since 2007 while its competitors have grown revenue substantially.  In fact, since 2007, DSP’s revenue has declined by approximately 8.1% per year (or 35% in total), while its competitors listed in its 2012 Form 10-K have grown revenue by an average of 19.8% per year over that same time period. 3

Additionally, rather than discuss concrete steps DSP can take to help grow revenue, the Company instead continues to discuss the fact that it is growing its Total Addressable Market (“TAM”).  We believe that this is a good example of DSP’s misguided product development strategy.  Any company can grow its TAM by investing in products that have large addressable markets.  However, by no means does a larger TAM necessarily lead to revenue growth.  DSP needs to be focused on growing profitable revenue, not just growing TAM.

We believe that the Company’s use of a new “peer group” for purposes of measuring financial performance at this time is misleading to shareholders, particularly when DSP’s R&D spending and financial performance appear markedly worse when compared to its competitors listed in its 2012 Form 10-K.

Additionally, DSP’s closest competitor, SiTel, which has the second largest market share in the DECT market (behind DSP), and also invests in many similar new product areas such as VOIP and home automation, also spends substantially less than DSP on both an absolute basis and as a percentage of sales.  While SiTel’s publicly available information is limited because the company is private, its 2011 financials were disclosed following its sale to Dialog Semiconductor in 2010.  As shown in the table below, in 2011, SiTel spent $20 million on R&D (or 18% of revenue), compared to DSP, which spent $53.2 million on R&D (or 26.1% of revenue).

_________________________
3 Competitors sourced from DSP 2012 Form 10-K under header “Competition”.  Financial data from 2007 to 2012 and sourced from public company filings and Capital IQ.  Data for Ralink Technology is prior to company being acquired.

Comparison of DSP Group to SiTel
$(in millions)

SiTel 2011 Financials		DSP Group 2011 Financials
Revenue	$108.8	Revenue	$193.9
Gross Margin	42.0%	Gross Margin	36.2%
Gross Profit	45.7	Gross Profit	70.1

Operating Expenses:		Operating Expenses:
R&D	(20.3)	R&D	(53.2)
SG&A	(12.3)	SG&A	(29.4)
Total Operating Expenses	(32.6)	Total Operating Expenses	(82.7)

Operating Income	13.1	Operating Income	(12.5)
Operating Margin	12.0%	Operating Margin	(6.5%)

Expenses as% of Sales		Expenses as% of Sales
R&D	18.7%	R&D	27.5%
SG&A	11.3%	SG&A	15.2%

Prior to SiTel’s acquisition by Dialog Semiconductor, it was generating double digit operating margins for the ENTIRE COMPANY and grew revenue by approximately 17% from 2005 to 2010 (the last full year prior to being acquired), while making substantial investments in R&D.  DSP has responded to this apparent underperformance by comparing its more recent results to SiTel’s, claiming that in 2012 and Q1 2013, the Company’s Home & Offices segments outperformed SiTel, which is now a segment within Dialog Semiconductor.  We believe that this comparison is misleading.  By focusing only on its Home & Offices segment reporting, DSP excludes all corporate overhead from its own calculation while including some corporate overhead associated with Dialog Semiconductor (SiTel’s parent company) in SiTel’s calculation, and even more importantly, DSP completely excludes its money-losing mobile business from the mix.  Starboard has previously compared SiTel’s operating performance as an entire stand-alone private company to DSP’s entire business to provide shareholders with a true comparison of the profitability and spending of the two companies.

The recent history of DSP’s product development shows that the Board has either been unwilling or unable to hold management to its stated development timeline for new products, which likely enabled the Company’s undisciplined R&D spending.  DSP has consistently overestimated new product revenue, missing its estimates every single year since it started providing projections.  In both 2012 and 2011, DSP missed its projections for new product revenue by 50% or more.  Additionally, DSP has failed to meet almost all of its public commitments regarding the development of new products.  Numerous examples of these missed commitments are included below:

•	Enterprise VOIP:
o	Commitment – In 2011, DSP forecasted achieving 25% market share in 2012.
o	Failure – Actual 2012 market share was only 9% and the VOIP business lost over $5 million in 2012, excluding any corporate overhead or equity based compensation.
•	DECT/CAT-iq Home Gateways:
o	Commitment – In 2011, DSP projected total market shipments of 13 million units for 2012.
o	Failure – In 2013, DSP publicized expectations of total market shipments of only 5 million units for 2012.
•	Mobile (HDClear/Bonetone):
o	Commitment – In Q4 2011, DSP stated that it anticipated generating revenue starting in 2012.
o	Failure – No revenue was generated in 2012 and the Company does not expect revenue until 2014.
•	Multimedia (XpandR):
o	Commitment – DSP made substantial investments in developing three chipsets from 2008 to 2011, each year claiming “great interest” and “traction” in the product.
o
Failure – We believe DSP spent upwards of $30 million per year on this product, but it is unclear whether DSP generated any meaningful revenue from the product and it has not even been mentioned on the last four investor conference calls.

DSP’s investments in R&D have destroyed significant value for shareholders, as evidenced by the 77% decline in enterprise value since 2007.4

We recognize the Company’s need to invest in R&D and to develop new products, but we believe that it is critical for the Board to provide independent and effective oversight of management to help ensure that investments are measured properly with an appropriate risk-reward to provide shareholders with the highest probability of success in the future.  DSP is now investing in new R&D projects and we are concerned that the incumbent Board and management have not learned from their past failures in this area.  Our Nominees are committed to working with other Board members to put in place clear milestones for new projects and to hold management accountable for reaching its goals so the Company can improve the probability of success in the future.

Misleading Statement – “It is misleading for Starboard to state in their presentation that “over the last 5 years alone, DSP has spent approximately $557 million in R&D and acquisitions.” Starboard has overstated the Company’s spending by $265 million over that timeframe.”

Reality – Starboard stated and illustrated with a bar chart on page 9 of its May 13, 2013 Investor Presentation that from 2007 to 2012, DSP has spent over $557 million on R&D and acquisitions.  THOSE NUMBERS COME DIRECTLY FROM DSP’S PUBLIC FILINGS.  Those numbers include approximately $340 million in R&D from 2007 to 2012 and over $217 million in acquisitions from 2007 to 2012 (including over $206 million for NXP’s DECT business and $11 million for Bonetone).  It appears that DSP’s claim that we overstated the spending by $265 million is just another highly misleading statement meant to confuse shareholders.  We believe that, if anything, our numbers actually understate the total money spent in R&D and acquisitions from 2007 to 2012.  In our analysis, we are only including $206 million for DSP’s acquisition of NXP’s DECT business.  However, as disclosed in DSP’s press release on September 5, 2007 announcing the completion of the acquisition, DSP stated that it would initially pay approximately $270 million to NXP, consisting of $200 million in cash and 4.2 million newly issued shares (valued at approximately $70 million at the time of the completion).  In addition, it was also announced that DSP would pay up to an additional $75 million in a potential earn-out based on future revenue performance.  Therefore, in total, the acquisition of NXP’s DECT business could have cost DSP well over $300 million at the time the acquisition was completed.  In an effort to be overly conservative considering the potential $75 million earn-out was not paid due to the under-performance of NXP’s DECT business after the acquisition, and to take into account the substantial decline in the value of DSP’s stock that was issued to NXP, Starboard only included $206 million of value for the NXP DECT acquisition (essentially the cash paid from DSP to NXP).  Based on the actual numbers however, our value of $206 million for the NXP acquisition is understated.

_________________________
4 As of May 10, 2013.  Enterprise value decline from 2007 to 2012 was approximately 98%.

We believe that, in claiming that we are overstating the spending, DSP is playing games with dates to include ONLY the last five years, rather than address our analysis from 2007 to 2012, in order to EXCLUDE the over $200 million acquisition of NXP’s DECT division from its calculation.  To be clear, as Starboard stated and illustrated with a bar chart on page 9 of its Investor Presentation dated May 13, 2013, from 2007 to 2012, DSP spent over $557 million on R&D and acquisitions.  That number is a FACT, and likely understated.  Unfortunately, rather than admit to FACTUALLY CORRECT information that is in DSP’s own public filings, DSP appears to be playing games with language and dates in an effort to confuse and mislead shareholders into believing the Company has spent less money than it actually has.

Misleading Statement – “DSP Group’s stock has outperformed these indexes and its relevant peer group.”

Reality – It appears that DSP has selected seven poorly performing semiconductor companies as its new “peer group” for purpose of measuring stock performance.  As you can see in the table below, this “peer group” underperformed the semiconductor index by 37.8%, 92.7% and 83.7% over the last one, three, and five-year periods, respectively.

Comparison of DSP Group “New Peer Group” and Philadelphia Semiconductor Index

	As of May 10, 2013
	1 Year	3 Year	5 Year

DSP’s “New Peer Group”	-16.7%	-55.2%	-64.6%
Philadelphia Semiconductor Index	21.0%	37.6%	19.1%
S&P Information Technology Index	9.7%	40.2%	40.0%

“New Peer Group” vs. Semiconductor Index	-37.8%	-92.7%	-83.7%
“New Peer Group” vs. S&P IT Index	-26.4%	-95.4%	-104.5%

Not only have we not seen this new “peer group” in the Company’s prior public disclosures, but only two of these companies are even listed in DSP’s latest Form 10-K as competitors.  Therefore, we believe that the Company’s use of a new “peer group” at this time is highly misleading.

When comparing DSP’s stock performance to the S&P Information Technology Index, the actual benchmark disclosed in its Form 10-K, shareholders can clearly see that DSP has underperformed this benchmark by 39.8% and 45.3% over the last three and five-year periods, respectively.

DSP Group Historical Share Price Performance

	As of June 20, 2011
	Prior to Starboard’s involvement (1)				As of May 10, 2013
	1 Year	3 Year	5 Year	10 Year	1 Year	3 Year	5 Year	10 Year

DSP Group	25.7%	8.0%	-65.2%	-61.4%	30.4%	0.4%	-5.3%	-63.1%
Russell 2000 Index	19.7%	13.4%	24.6%	92.9%	25.0%	47.3%	45.5%	169.3%
S&P Information Technology Index (2)	8.6%	8.3%	33.2%	55.7%	9.7%	40.2%	40.0%	119.1%

Performance vs. Russell	6.1%	-5.4%	-89.8%	-154.3%	5.4%	-46.9%	-50.8%	-232.3%
Performance vs. S&P IT Index	17.2%	-0.3%	-98.4%	-117.1%	20.7%	-39.8%	-45.3%	-182.1%

(1) One day prior to public filing of Starboard’s initial Schedule 13D disclosing a 6.0% stake in DSP.
(2) S&P Information Technology index is peer group used in DSP’s Form 10-K.

Misleading Statement – “DSP Group is committed to the highest standards of corporate governance and transparency, especially when it comes to transaction with CEVA…”

Reality – We are concerned by the numerous interrelationships between DSP and CEVA, Inc. (NASDAQ: CEVA) (“CEVA”), a company that was spun-off from DSP back in 2002, which we believe creates substantial conflicts of interest for the Board and the Company’s outside counsel.  For example:

•
Eliyahu Ayalon, DSP’s current Chairman and former CEO and a Class I director nominee of the Company at the Annual Meeting, was the former Chairman of CEVA and currently is a CEVA Board member (as disclosed in the Company’s definitive proxy statement);

•	Zvi Limon, a current DSP Board member and a Class I director nominee of the Company at the Annual Meeting, also is a CEVA Board member (as disclosed in the Company’s definitive proxy statement);
•	Louis Silver, a former DSP Board member, also is a CEVA Board member; and
•	Bruce Mann, DSP’s outside legal counsel, is a CEVA Board member and previously served as CEVA’s Lead Independent Director.

We seriously question whether these conflicts of interest have harmed DSP’s business.  In connection with its spin-off of CEVA, DSP entered into an agreement not to compete with CEVA for a period of five years.  Since the expiration of that agreement in 2007, at which time the CEO of DSP, its outside legal counsel and two other DSP Board members were on CEVA’s board of directors, DSP has not re-entered the highly profitable licensing business despite DSP’s claims that it has a “substantial IP portfolio”.  There was a clear enough conflict in 2002 that the companies needed to negotiate a five year noncompetition agreement in connection with the spin-off of CEVA, and we believe that individuals with ties to both DSP and CEVA were conflicted in 2007, and still remain, highly conflicted with respect to any decision by DSP that could impact CEVA.

Messrs. Ayalon, Limon, Silver, and Mann have benefited greatly from their economic interests in CEVA since the expiration of the noncompetition agreement in 2007.  Based on filings by the Company and the individuals with the SEC, over that time period these individuals personally realized gains of almost $6 million in the aggregate from sales of stock and options in CEVA, not including unrealized gains from stock and options currently held.

2007 DSP and CEVA Board Relationship
Name	Relationship to DSP	Relationship to CEVA	CEVA Beneficial Ownership	Realized Gain in CEVA (1)
Eliyahu Ayalon	CEO and Chairman of the Board	Former Chairman, current Board member	2.9%	$490,991
Zvi Limon	Board member	Board member	0.9%	$1,644,554
Bruce Mann	Outside Legal Counsel	Board member	0.4%	$1,321,009
Louis Silver	Board member	Board member	0.4%	$2,166,436
Total				$5,622,990
(1) Constitutes total profits realized by each person from exercise of CEVA stock options from 2007 to 2012 as reported in his Section 16 filings with the SEC.  Profit calculated as difference between amount realized upon sale of shares minus cost of exercise of options.

We question how these individuals could make decisions with the best interests of DSP’s shareholders in mind while they have handsomely profited from their ownership in CEVA stock, which has appreciated by 118% since 2007, while DSP’s stock has declined by 55%.

In a recent example of a potential conflict, on February 26, 2013, DSP announced that it would license CEVA’s audio core to couple with HDClear technology, arguably DSP’s most promising new growth product, to develop its own voice processing chip for mobile phones.  Had DSP decided to license the HDClear technology directly to smartphone companies, a business strategy that we believe would have been more sound, we do not believe that it would not have needed to enter into a licensing agreement with CEVA that we believe will cost the Company both an upfront fee as well as an ongoing royalty stream.  We are concerned that the Company’s decisions in this area could be compromised by the potential financial benefit to members of the Board and DSP’s outside legal counsel due to their relationships with CEVA.  We also believe that in the related party transactions section of the Company’s proxy statement for the Annual Meeting, DSP should explain the potential conflicts of this licensing deal, including the fact that two of the Company’s Class I director nominees and DSP’s outside legal counsel are on the Board of CEVA.

THE LONG TENURE AND LACK OF OWNERSHIP OF INCUMBENT DIRECTORS BRING INTO QUESTION THEIR TRUE INDEPENDENCE AND WHETHER THEIR INTERESTS ARE ALIGNED WITH SHAREHOLDERS

Aside from the two independent directors that were added to the Board following last year’s settlement agreement and the recent addition of Mr. Seligsohn, four of the Board’s six other members have a tenure of over 10 years.  However, these Board members own a total of 26,073 shares outright, or 0.12% of the shares outstanding, with four of them owning zero shares outright.  How can we, as shareholders, have confidence in a Board where so many directors have been on the Board for over 10 years and do not own any shares of DSP outright?

Name	Years on Board	Outright Ownership	% Total	Experience
Eliyahu Ayalon	17	9,869	0.05%	Chairman and Former CEO of DSP; current Board member of CEVA.
Ofer Elyakim	2	16,204	0.07%	Current CEO of DSP since May 2011; former head of Investor relations of DSP from 2006 to 2011.
Zvi Limon	14	0	0.00%	General Partner at Magma Venture Partners, a venture capital firm; current Board member of CEVA.
Reuven Regev	2	0	0.00%	Current Chairman and CEO of Topscan, an electronic devices company since 2008.
Yair Seroussi	11	0	0.00%	Current Chairman of Bank Hapoalim; former advisory director for Morgan Stanley Israel since 1993.
Patrick Tanguy	14	0	0.00%	Managing Director at Wendel, an investment company since 2007.
Total	10 yr Avg	26,073	0.12%

Source: DSP’s definitive proxy statements from 2007 to 2013, as well as Section 16 filings made by each individual with the SEC. Ownership, or outright ownership, includes direct ownership of common stock only and excludes options and stock appreciation rights exercisable within 60 days and thereby beneficially owned.

On Wednesday, the Company announced that the Board intends to consider the establishment of a stock ownership policy for directors and senior management.  We believe that this effectively constitutes an acknowledgment by the Company of how concerning the lack of outright stock ownership by its directors should be to shareholders, and that this action was only taken as a result of Starboard’s criticisms during this election contest.  However, it does not fix the issue that a substantial number of DSP’s Board members have served for over 10 years and have chosen not to own any shares outright.

We also question whether the Board, as currently constituted, is truly capable of acting independently of management.  We believe that the best interests of the Company’s shareholders would be better represented by directors who can bring into the boardroom a fresh perspective and a commitment to explore all alternatives to maximize shareholders value.

OUR NOMINEES HAVE THE EXPERIENCE NEEDED TO TURN DSP INTO A HIGHLY PROFITABLE AND SUCCESSFUL COMPANY

We believe that our three Nominees are uniquely qualified to oversee a turnaround of DSP.  Each of our Nominees has extensive experience in the technology industry, having both led and overseen a number of highly successful companies.  Even more importantly, our Nominees are committed to taking any actions necessary to help improve the operating performance of DSP and enhance shareholder value.

Name	Age	Prior Experience
Michael Bornak	51
• Former CFO of SeaChange International
−Divested two non-strategic businesses for approximately $33 million.
−Invested approximately $40 million in three key areas of R&D to develop products in the back-office, advertising and in-home gateway segments to produce the best chances of organic growth.
−Company is expected to generate revenue growth for the next 12 months for the first time in many years while operating margins are expected to increase by approximately 300 bps.  This has resulted in an increase in the stock price by approximately 60% in one and a half years.
• Former CFO of Tollgrade Communications
−Analyzed the Company’s R&D spending and implemented discipline and strict guidelines around return on invested capital.
−Stabilized revenue after years of declines by focusing on projects with the highest probability of success and better serving the customer.
−Operating profit went from losing approximately $5 million, or -11%, to generating over $7 million of profit, or 16%, in less than two years.  Sold company to Golden Gate for $10.10 per share in February 2011, a 71% increase in shareholder value in 15 months.

Norman J. Rice, III	39
• Managing Partner of New Castle Capital Group, LLC, a private equity firm specializing in divestiture, management buyout and exit opportunities for organizations in the middle market.
• Former Vice President of the Communications, Media and Entertainment Vertical Business Unit of CA, Inc.
• Former Vice President of Business and Corporate Development at Aprisma Management Technologies, Inc.
−Instituted a multi-step turn-around program to transform the company culture and change marketplace perception.
−Focused R&D, PM and Marketing functions to increase product velocity and emphasize competitive advantage.
−Product sales revenues increased by 97%, maintenance contract renewal rates increased to 92% and the business was sold to Concord Communications in 2005 for an 8.5x return to investors.
• Served on the Board of Directors of Nitro Security Inc.
−Transitioned product focus from firewall to SIEM to optimize technical advantages inherent in the products.
−Guided business through acquisitions of two portfolio and customer base enhancing companies.
−Revenues increased by over 150%, the products were recognized as the market leader in the SIEM category and the business was acquired by McAfee, Inc. for a 5.25x return to the initial investor group.

Norman P. Taffe	47
• Former Executive Vice President of Consumer and Computation Division of Cypress Semiconductor Corporation.
−Sold unprofitable and misaligned PC Clock business.
−Focused engineering resources on small, but promising PSoC business unit development efforts.
−Developed market-leading Touchscreen solutions to drive significant growth.
−Achieved #1 market position in Capsense segment with #1 share in Handset, PC and MP3 markets.
−PSoC business grew from less than $50 million to approximately $400 million in six years and division profitability went from a net loss to greater than 20% annually.  The Consumer and Computation Division became the largest and fastest growing business within Cypress and the primary focus behind its mission to become “the leading supplier of programmable solutions everywhere”.

DSP NEEDS A NEWLY CONSTITUTED BOARD COMMITTED TO IMPROVING PROFITABILITY AND ENHANCING SHAREHOLDER VALUE

We believe there are significant opportunities to improve operating performance and enhance shareholder value at DSP.  Our Nominees are committed to working in the best interests of all shareholders to examine the Company’s business strategies and take whatever actions are necessary to help turn DSP around.

At the Annual Meeting, shareholders will have the clear choice of either supporting the Company’s director nominees, with their record of excessive spending, failed product development, poor corporate governance, and destruction of shareholder value, or supporting our three highly qualified Nominees who have the experience, the independence, and the will to work diligently to ensure that the Company is run solely in the best interest of all shareholders.  We think the choice is clear.

VOTE FOR CHANGE NOW AT DSP -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY!

We look forward to your support.

Best Regards,

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Managing Member
Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)